Exhibit 28(n)

DOUBLELINE FUNDS TRUST

MULTI-CLASS PLAN

PURSUANT TO RULE 18F-3 UNDER THE

INVESTMENT COMPANY ACT OF 1940

WHEREAS, the Board of Trustees of the DoubleLine Funds Trust (the “Trust”) have considered the following Multi-Class Plan (the “Plan”) under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, a majority of the Board of Trustees of the Trust (the “Board of Trustees” or the “Board”) and a majority of the Trustees who are not “interested persons,” as defined in the 1940 Act, of the Trust (“Independent Trustees”) have found the Plan, as proposed, to be in the best interests of each class of shares and Fund individually and the Trust as a whole;

NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to Rule 18f-3 under the 1940 Act.

1. The Multi-Class Plan. Each of the now existing and hereafter created series of investment portfolios of the Trust (each, a “Fund”) is authorized to issue from time to time its shares of beneficial interests in two classes of shares: Institutional Class shares (“Class I shares”) and Investor Class shares (“Class N shares”). Each class is subject to such investment minimums, sales charges and other conditions of eligibility as are set forth in the Fund’s prospectus as is in effect from time to time (together with any prospectus supplement and statement of additional information as are in effect from time to time, the “Prospectus”).

Shares of each class of a Fund shall represent an equal pro rata interest in that Fund and, generally, shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (i) each class shall have a different designation; (ii) each class of shares shall bear any Class Expenses, as defined in Section 3 below, allocated to it; and (iii) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have exclusive voting rights on any matter submitted to shareholders that relates solely to distribution or service arrangements for that class.

In addition, the Class I shares and Class N shares shall have the features described in Sections 2, 3 and 4 below. These features are subject to change, to the extent permitted by law and by the Declaration of Trust and Bylaws of the Trust, by action of the Board of Trustees.

2. Sales Charge and Distribution Fee Structure.

A. Class I Shares: Class I shares of each Fund shall be offered at the then-current net asset value as disclosed in the Prospectus for that Fund. Class I shares shall generally not be subject to any front-end or contingent deferred sales charges, provided, however, that such charges may be imposed in such cases as the Board of Trustees may approve and as disclosed in a Prospectus. Class I shares will not, unlike the Class N shares, pay fees under a Rule 12b-1 Plan (as defined below).

B. Class N Shares: Class N shares of each Fund shall be offered at the then-current net asset value. Class N shares shall generally not be subject to front-end or contingent deferred sales charges, provided, however, that such charges may be imposed in such cases as the Board may approve and as disclosed in a Prospectus. Class N shares shall be distinguished by Class I shares by a different arrangement for the distribution of securities or shareholder services or both, and Class N shares shall pay all of the expenses of those different distribution and service arrangements as follows: the Funds have adopted a Plan pursuant to Rule 12b-1 under the 1940 Act under which Class N shares of each Fund pay a Rule 12b-1 or service fee, equal to 0.25% of the average daily net assets represented by the shares attributable to the Class N shares in accordance with said 12b-1 Plan (the “Class N Rule 12b-1 Plan”).

3. Allocation of Income and Expenses.

A. General. The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined herein) of each Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include expenses of the Trust that are not attributable to a particular Fund or class of a Fund (“Trust Expenses”) and expenses of the particular Fund that are not attributable to a particular class of the Fund (“Fundwide Expenses”). Trust Expenses include, but are not limited to, Board fees, insurance costs and certain legal fees. Fundwide Expenses mean expenses of a Fund not allocated to a particular class as set out in Class Expenses, and Fundwide Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees and other expenses relating to the management of the Fund’s assets.

B. Class Expenses. Expenses under the Class N Rule 12b-1 Plan must be allocated to Class N of each Fund. Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (i) transfer agent fees attributable to that class; (ii) printing and postage expenses relating to preparing and distributing materials such as shareholder reports, notices, prospectuses, reports and proxy materials to current shareholders of that class or to regulatory agencies with respect to such class; (iii) registration fees for shares of that class; (iv) the expense of administrative personnel and services as required to support the shareholders of that class; (v) litigation or other legal expenses relating solely to that class; and (vi) Board fees incurred as a result of issues relating to that class; (vii) independent accountants’ fees incurred with respect that class; and (viii) any other fees and expenses, not including advisory or custodial fees or other expenses related to the management of that Fund’s assets, incurred with respect to that class. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the officers of the Trust have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”).

In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or a Fund Expense, and in the event a Trust Expense or a Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed and approved by the Board and a majority of the Independent Trustees.

C. Waivers or Reimbursements of Expenses. Expenses may be waived or reimbursed by the Funds’ adviser, sub-adviser, principal underwriter or other provider of services to the Trust or a Fund without the prior approval of the Board.

4. Exchange and Conversion Privileges.

A. Exchange. Shareholders of a Fund may exchange shares of a particular class for shares of the same class of any other fund advised by the Fund’s investment adviser at relative net asset value and with no initial sales charge or contingent deferred sales charge, provided the shares to be acquired in the exchange are qualified for sale in the shareholder’s state of residence and subject to the applicable requirements as to minimum amount and such other terms as may be set forth in the Funds’ Prospectuses.

B. Conversion. Shares of a Fund may convert from one class to another if so provided in the Funds’ Prospectuses.

5. Board Review.

A. Initial Approval. The Board, including a majority of the Independent Trustees, at a meeting held on March 25, 2010, initially approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Fund individually and of the Trust. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

B. Approval of Amendments. The Plan may not be amended materially unless the Board, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed relative expense allocation, is in the best interests of each class and Fund individually and of the Trust. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

C. Periodic Review. The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

6. Contracts. Any Agreement related to a class arrangement shall require the parties thereto to furnish to the Board, upon their request, such information as is reasonably necessary to permit the Board to evaluate the Plan or any proposed amendment.

7. Amendments. The plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in Section 5 of the Plan.

Effective Date: March 25, 2010